Exhibit 99.1

Net1 sells 8% of DNI to RMB for ZAR 215 million; Company settles long term debt in full

Johannesburg, May 7, 2019 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) today announced that it has, through its wholly owned subsidiary, Net1 Applied Technologies South Africa Proprietary Limited (“Net1 SA”), entered into a transaction with FirstRand Bank Limited, acting through its Rand Merchant Bank division (“RMB”), in terms of which Net1 SA further reduced its shareholding in DNI-4PL Contracts Proprietary Limited (“DNI”) from 38% to 30.4% for a transaction consideration of ZAR 215 million ($14.9 million). Net1 SA used the proceeds from the sale plus ZAR 15 million ($1.0 million) of its cash reserves to early-settle its outstanding long-term borrowings of ZAR 230 million in full on May 3, 2019.

“This transaction further allows us to deleverage our balance sheet, free up our cash reserves and further shows our commitment of divesting non-strategic assets and to focus on our core fintech businesses and markets,” said Herman G. Kotzé, Net1’s Chief Executive Officer. “We will continue to be aligned with the DNI management team on their operational and strategic plans, and intend to pursue mutual revenue synergies.”

The transaction closed on May 3, 2019. Net1 has also entered into an agreement pursuant to which it has granted a call option to DNI to acquire its remaining 30.4% interest. The option expires on December 31, 2019 and may be exercised at any time during this period. Excluding any special distributions by DNI, the option strike price values Net1 SA’s remaining 30.4% interest at ZAR 859 million ($59.3 million).

All amounts translated to U.S. dollars at the May 3, 2019, USD/ZAR exchange rate of $1.00 / ZAR 14.46.

About Net1 (www.net1.com)

Net1 is a leading provider of transaction processing services, financial inclusion products and services and secure payment technology. Net1 operates market-leading payment processors in South Africa and the Republic of Korea. Net1 offers debit, credit and prepaid processing and issuing services for all major payment networks. In South Africa, Net1 provides innovative low-cost financial inclusion products, including banking, lending and insurance, and is a leading distributor of mobile subscriber starter packs for Cell C, a South African mobile network operator. Net1 leverages its strategic equity investments in Finbond and Bank Frick (both regulated banks), and Cell C to introduce products to new customers and geographies. Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes.

Factors that might cause such differences include, but are not limited to: the Company failing to achieve or implement the expected operational and strategic plans with DNI management, or benefiting from the intended mutual revenue synergies with DNI, as well as other factors, many of which are beyond the Company’s control; and other important factors included in the Company’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Dhruv Chopra
Group Vice President, Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com

Media Relations Contact:
Bridget von Holdt
Business Director – BCW
Phone: +27-82-610-0650
Email: bridget.vonholdt@bm-africa.com